Exhibit 10.2

CONSENT OF LENDER TO SALE OF ASSET
by P&S SPIRIT, LLC

WHEREAS, P&S Spirit, LLC, a Nevada limited liability company, as lender (“Lender”), has entered into two loan agreements with New World Brands, Inc., a Delaware corporation, as borrower (“Borrower”), one dated March 29, 2007 (the “Term Loan”) and one dated May 31, 2007 (the “Credit Line,” and the Term Loan and Credit Line collectively the “Loans,” and the related loan agreements, promissory notes and related documentation the “Loan Agreements”).

WHEREAS, pursuant to the Loan Agreements Borrower has granted Lender a security interest in all Borrower’s shares of IP Gear, Ltd., an Israeli limited liability company (“IP Gear”), which is a wholly owned subsidiary of Borrower, and the Loan Agreements further provide that a sale of Borrower’s IP Gear shares, absent Lender’s consent, would cause a repayment of all currently outstanding principal under the Loans.

WHEREAS, Borrower desires to sell all of Borrower’s IP Gear shares to TELES AG Informationstechnologien, a German company (the proposed sale the “Teles Sale”), and desires to consummate the Teles Sale in accordance with the Share Sale and Purchase Agreement, dated July 26, 2007, in the form provided to Lender, subject to the terms and conditions hereof.

WHEREAS, Lender believes that the Teles Sale is in the best financial interests of Borrower and is most likely to improve Borrower’s financial circumstances and credit, and desires to consent to the consummation of the Teles Sale, subject to the terms and conditions hereof.

NOW THEREFORE, Lender and Borrower, each intending to be legally bound hereby and each being fully advised as to the terms and conditions of, and facts regarding, the Teles Sale, agree as follows:

1.           Subject to the terms and conditions hereof (including without limitation the repayment requirement provided herein), Lender hereby irrevocably consents to the Teles Sale in accordance with the Share Sale and Purchase Agreement, releases and terminates Lender’s security interest in the IP Gear shares, and agrees that consummation of the Teles Sale shall not be deemed or give rise to an event of default, penalty, or increase under, or termination of, the Loan Agreements, shall not, except as otherwise provided herein, accelerate any amounts owing under the Loan Agreements or trigger any prepayment or give rise to any payment not otherwise required under the Loan Agreements, and shall not require Borrower to provide any additional security, collateral, reserve or payment under the Loan Agreements.

2.           Section 1 notwithstanding, Borrower shall pay to Lender, as a partial repayment of principal of the Term Loan, the sum of $500,000.00, payable upon or immediately after the closing of the Teles Sale.

3.           In the event that Lender, Borrower and Teles are able to reach agreement by which the Teles loan agreement described in the Share Sale and Purchase Agreement is made available to

Borrower consistent with the terms and conditions set forth in the Share Sale and Purchase Agreement, Borrower shall then borrow, and Lender shall then lend, the sum of $500,000.00 as an advance pursuant to the Credit Line Agreement, to be used by Borrower solely to repay then outstanding principal under the Term Loan.

4.           The parties acknowledge that Lender’s consent hereunder shall not impair or affect any unrelated provisions of the Loan Agreements, all of which remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have duly executed this Consent as of July 26, 2007.

P&S Spirit, LLC

/s/ Jacob Schorr
By: Jacob Schorr, Member

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